EXHIBIT 3(i)(b)

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF ENTHRUST FINANCIAL SERVICES, INC.

          Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Enthrust Financial Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

          1. The name of the corporation is Enthrust Financial Services, Inc. (the “Corporation”).

          2. The Corporation’s original Certificate of Incorporation was filed on December 20, 2006.

          3. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Amendment”), and declaring such Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders.

          4. Pursuant to the recommendation of the Board of Directors of the Corporation, this Certificate of Amendment was consented to in writing by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          5. The Corporation’s Certificate of Incorporation is hereby amended by amending and restating Article FIRST thereof to read as follows:

“The name of the corporation is Rodman & Renshaw Capital Group, Inc. (the “Corporation”).”

          6. This Certificate of Amendment will be effective as of August 31, 2007.

          IN WITNESS WHEREOF, ENTHRUST FINANCIAL SERVICES, INC. has caused this Certificate of Amendment to be signed as of this 28th day of August 2007.

ENTHRUST FINANCIAL SERVICES, INC.

By:	/s/John J. Borer, III

Name: John J. Borer, III
Title: Chief Executive Officer